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                                                                EXHIBIT 5.1

                                        July 9, 1996


Brooktrout Technology, Inc.
410 First Avenue
Needham, MA 02194

Ladies and Gentlemen:

        Re:  Registration Statement on Form S-3
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        This opinion is delivered in our capacity as counsel to Brooktrout
Technology, Inc. (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of Amendment No. 1 to the Registration Statement on Form S-3 (the "Registration Statement") relating to 2,250,000 shares of Common Stock, par value $.01 per share (the "Registered Shares"), including 337,500 shares which the underwriters have an option to purchase solely for the purpose of covering over-allotments. Of the 2,250,000 Registered Shares, 1,445,029 are to be sold by the Company (the "Primary Shares"), 804,971 are to be sold by certain Selling Stockholders (the "Selling Stockholder Shares") and 337,500 may be sold by the Company pursuant to the over-allotment option (collectively with the Primary Shares, the "Company Shares") to underwriters (the "Underwriters") of which Prudential Securities Incorporated, Smith Barney Inc. and Tucker Anthony Incorporated are the representatives (the "Representatives") pursuant to an Underwriting Agreement (the "Underwriting Agreement") between the Company and the Representatives of the Underwriters.

        As counsel for the Company, we have examined the form of the proposed Underwriting Agreement being filed as an exhibit to the Registration Statement, the Restated Articles of Organization and the Company's Amended and Restated By-laws, each as presently in effect, and such records, certificates and other documents of the Company as we have deemed necessary or appropriate for the purposes of this opinion.

        We are attorneys admitted to practice in The Commonwealth of Massachusetts and certain other jurisdictions. We express no opinion concerning the laws of any jurisdictions other than the laws of the United States of America and The Commonwealth of Massachusetts, and also express no opinion with respect to the blue sky or securities laws of any state, including Massachusetts.

        Based on the foregoing, we are of the opinion that (A) when the Underwriting Agreement is completed (including the insertion therein of pricing terms) and executed by the Company and on behalf of the Underwriters, and the Company Shares are sold to the Underwriters and paid for pursuant to the terms of the Underwriting Agreement, the Company Shares will be duly authorized, legally issued, fully paid and non-assessable by the Company under the Business Corporation Law of The Commonwealth of Massachusetts (the "MBCL"), and (B) the Selling Stockholder Shares are duly authorized, legally issued, fully paid and non-assessable by the Company under the MBCL.

        We hereby consent to being named as counsel to the Company in the Registration Statement, to the references therein to our firm under the caption "Legal Matters," and to the inclusion of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,


                                        Goodwin, Procter & Hoar LLP